UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 4)*

AFC Enterprises, Inc.

(Name of Issuer)

Common Stock, par value $.01 per share

(Title of Class of Securities)

00104Q107 (CUSIP Number)

December 31, 2005

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 00104Q107

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON FS Equity Partners III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER -0- 6 SHARED VOTING POWER 2,812,736 7 SOLE DISPOSITIVE POWER -0- 8 SHARED DISPOSITIVE POWER 2,812,736

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,812,736
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.9%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 00104Q107

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON FS Capital Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER -0- 6 SHARED VOTING POWER 2,812,736 7 SOLE DISPOSITIVE POWER -0- 8 SHARED DISPOSITIVE POWER 2,812,736

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,812,736
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.9%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 00104Q107

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON FS Holdings, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER -0- 6 SHARED VOTING POWER 2,812,736 7 SOLE DISPOSITIVE POWER -0- 8 SHARED DISPOSITIVE POWER 2,812,736

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,812,736
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.9%
12	TYPE OF REPORTING PERSON CO

CUSIP NO. 00104Q107

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON FS Equity Partners International, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER -0- 6 SHARED VOTING POWER 113,004 7 SOLE DISPOSITIVE POWER -0- 8 SHARED DISPOSITIVE POWER 113,004

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 113,004
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 00104Q107

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON FS&Co. International, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER -0- 6 SHARED VOTING POWER 113,004 7 SOLE DISPOSITIVE POWER -0- 8 SHARED DISPOSITIVE POWER 113,004

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 113,004
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 00104Q107

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON FS International Holdings Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER -0- 6 SHARED VOTING POWER 113,004 7 SOLE DISPOSITIVE POWER -0- 8 SHARED DISPOSITIVE POWER 113,004

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 113,004
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4%
12	TYPE OF REPORTING PERSON CO

CUSIP NO. 00104Q107

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON FS Equity Partners IV, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER -0- 6 SHARED VOTING POWER 341,875 7 SOLE DISPOSITIVE POWER -0- 8 SHARED DISPOSITIVE POWER 341,875

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 341,875
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.2%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 00104Q107

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON FS Capital Partners LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER -0- 6 SHARED VOTING POWER 341,875 7 SOLE DISPOSITIVE POWER -0- 8 SHARED DISPOSITIVE POWER 341,875

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 341,875
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.2%
12	TYPE OF REPORTING PERSON CO

CUSIP NO. 00104Q107

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON John M. Roth
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER -0- 6 SHARED VOTING POWER 3,267,615 7 SOLE DISPOSITIVE POWER -0- 8 SHARED DISPOSITIVE POWER 3,267,615

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,267,615
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 11.5%
12	TYPE OF REPORTING PERSON IN

Preliminary Note.

The information contained in this Amendment No. 4 to Schedule 13G has been filed to reflect a sale by the Reporting Persons (as defined below) of securities of AFC Enterprises, Inc. and to correct administrative errors in the previous filing. On December 19, 2005 the Reporting Persons agreed to sell 800,000 shares of common stock to Credit Suisse First Boston LLC pursuant to Rule 144 of the Securities Act of 1933. The transaction closed on December 23, 2005.

Item 1.	(a)	Name of Issuer: AFC Enterprises, Inc., a Minnesota corporation (the “Issuer”)

	(b)	Address of Issuer’s Principal Executive Offices: 5555 Glenridge Connector, NE, Suite 300 Atlanta, Georgia 30342

Item 2.	(a)

Name of Persons Filing:

FS Equity Partners III, L.P. (“FSEP III”)

FS Capital Partners, L.P. (“Capital Partners”)

FS Holdings, Inc. (“Holdings”)

FS Equity Partners International, L.P. (“FSEP International”)

FS&Co. International, L.P. (“FS&Co.”)

FS International Holdings Ltd. (“International Holdings”)

FS Equity Partners IV, L.P. (“FSEP IV”)

FS Capital Partners LLC (“FS LLC”)

John M. Roth

(collectively, the “Reporting Persons”)

(b)

Address of Principal Business Office or, if none, Residence:

Each of FSEP III, Capital Partners, Holdings, FSEP IV and FS LLC has its principal business office at 11100 Santa Monica Boulevard, Suite 1900, Los Angeles, California 90025. Each of FS&Co., FSEP International and International Holdings has its principal business office at c/o Paget-Brown & Company, Ltd., West Wind Building, Third Floor, Grand Cayman, E9 30328. John M. Roth has his principal place of business at 299 Park Avenue, 20th Floor, New York, New York 10171.

(c)

Citizenship:

Each of FSEP III, Capital Partners, FSEP International and FSEP IV is a Delaware limited partnership. Holdings is a California corporation. FS&Co. is a Cayman Islands exempted limited partnership. International Holdings is a Cayman Islands exempted company limited by shares. FS LLC is a Delaware limited liability company. Mr. Roth is a citizen of the United States.

	(d)	Title of Class of Securities: Common stock, par value $.01 per share

	(e)	CUSIP Number: 00104Q107

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

	(a)	☐	Broker or dealer registered under section 15 of the Exchange Act.

	(b)	☐	Bank as defined in section 3(a)(6) of the Exchange Act.

	(c)	☐	Insurance company as defined in section 3(a)(19) of the Exchange Act.

	(d)	☐	Investment company registered under section 8 of the Investment Company Act.

	(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

	(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

	(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

	(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act.

	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act.

	(j)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

NOT APPLICABLE

Item 4.	Ownership. Provide the following information regarding the aggregate number and percentage of the class of securities of the Issuer identified in Item 1.

(a)	Amount beneficially owned:

FSEP III, Capital Partners, and Holdings:	2,812,736
FSEP International, FS&Co. and International Holdings:	113,004
FSEP IV and FS LLC:	341,875
Mr. Roth:	3,267,615

(b)	Percent of class:

FSEP III, Capital Partners, and Holdings:	9.9%
FSEP International, FS&Co. and International Holdings:	0.4%
FSEP IV and FS LLC:	1.2%
Mr. Roth:	11.5%

(c)	Number of shares as to which the person has:

	(i)	Sole power to vote or to direct the vote:

FSEP III, Capital Partners, and Holdings:	-0-
FSEP International, FS&Co. and International Holdings:	-0-
FSEP IV and FS LLC:	-0-
Mr. Roth:	-0-

(ii)	Shared power to vote or to direct the vote:

FSEP III, Capital Partners, and Holdings:	2,812,736
FSEP International, FS&Co. and International Holdings:	113,004
FSEP IV and FS LLC:	341,875
Mr. Roth:	3,267,615

(iii)	Sole power to dispose or to direct the disposition of:

FSEP III, Capital Partners, and Holdings:	-0-
FSEP International, FS&Co. and International Holdings:	-0-
FSEP IV and FS LLC:	-0-
Mr. Roth:	-0-

(iv)	Shared power to dispose or to direct the disposition of:

FSEP III, Capital Partners, and Holdings:	2,812,736
FSEP International, FS&Co. and International Holdings:	113,004
FSEP IV and FS LLC:	341,875
Mr. Roth:	3,267,615

Item 5.	Ownership of Five Percent or Less of a Class. NOT APPLICABLE

Item 6.	Ownership of More than Five Percent on Behalf of Another Person. NOT APPLICABLE

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person. NOT APPLICABLE

Item 8.	Identification and Classification of Members of the Group. Please see Item 2 and 4.

Item 9.	Notice of Dissolution of Group. NOT APPLICABLE

Item 10.

Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: January 12, 2006

FS EQUITY PARTNERS III, L.P.

By:		FS Capital Partners, L.P.,
Its General Partner

	By:	FS Holdings, Inc.,
Its General Partner

By:		/S/ JOHN M. ROTH
Name:		John M. Roth
Title:		Vice President

FS CAPITAL PARTNERS, L.P.

By:		FS Holdings, Inc.,
Its General Partner

By:		/S/ JOHN M. ROTH
Name:		John M. Roth
Title:		Vice President

FS HOLDINGS, INC.

By:		/S/ JOHN M. ROTH
Name:		John M. Roth
Title:		Vice President

FS EQUITY PARTNERS INTERNATIONAL, L.P.

By:		FS&Co. International, L.P.
Its General Partner

	By:	FS International Holdings Ltd.
Its General Partner

By:		/S/ JOHN M. ROTH
Name:		John M. Roth
Title:		Vice President

FS&CO. INTERNATIONAL, L.P.

By:		FS International Holdings Ltd.
Its General Partner

By:		/S/ JOHN M. ROTH
Name:		John M. Roth
Title:		Vice President

FS INTERNATIONAL HOLDINGS LTD.

By:		/S/ JOHN M. ROTH
Name:		John M. Roth
Title:		Vice President

FS EQUITY PARTNERS IV, L.P.

By:		FS Capital Partners LLC,
its General Partner

By:		/S/ JOHN M. ROTH
Name:		John M. Roth
Title:		Managing Member

FS CAPITAL PARTNERS LLC

By:	/S/ JOHN M. ROTH
Name:	John M. Roth
Title:	Managing Member
/S/ JOHN M. ROTH John M. Roth

EXHIBIT 1

JOINT REPORTING AGREEMENT

In consideration of the mutual covenants herein contained, pursuant to Rule 13d-1(k)(1), each of the parties hereto represents to and agrees with the other parties as follows:

1. Such party is eligible to file a statement or statements on Schedule 13G pertaining to the Common Stock, $0.01 par value per share, of AFC Enterprises, Inc., a Minnesota corporation, to which this Joint Reporting Agreement is an exhibit, for filing of the information contained herein.

2. Such party is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, PROVIDED that no such party is responsible for the completeness or accuracy of the information concerning any other party making the filing, unless such party knows or has reason to believe that such information is inaccurate.

3. Such party agrees that such statement is being filed by and on behalf of each of the parties identified herein, and that any amendment thereto will be filed on behalf of each such party. Each party hereby constitutes and appoints John M. Roth as its true and lawful attorney-in-fact to (a) execute on behalf of the undersigned all forms and other documents to be filed with the Securities and Exchange Commission (the “SEC”), any stock exchange and any similar authority amending or otherwise with respect to the Schedule 13G to which this Joint Reporting Agreement is an exhibit and (b) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to timely file such forms and documents with the SEC, any stock exchange and any other similar authority.

This Joint Reporting Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original instrument, but all of such counterparts together shall constitute but one agreement.

Dated: January 12, 2006

FS EQUITY PARTNERS III, L.P.

By:	FS Capital Partners, L.P.,
Its General Partner

	By:	FS Holdings, Inc.,
Its General Partner

By:	/S/ JOHN M. ROTH
Name:	John M. Roth
Title:	Vice President

FS CAPITAL PARTNERS, L.P.

By:		FS Holdings, Inc.,
Its General Partner

By:		/S/ JOHN M. ROTH
Name:		John M. Roth
Title:		Vice President

FS HOLDINGS, INC.

By:		/S/ JOHN M. ROTH
Name:		John M. Roth
Title:		Vice President

FS EQUITY PARTNERS INTERNATIONAL, L.P.

By:		FS&Co. International, L.P.
Its General Partner

	By:	FS International Holdings Ltd.
Its General Partner

By:		/S/ JOHN M. ROTH
Name:		John M. Roth
Title:		Vice President

FS&CO. INTERNATIONAL, L.P.

By:		FS International Holdings Ltd.
Its General Partner

By:		/S/ JOHN M. ROTH
Name:		John M. Roth
Title:		Vice President

FS INTERNATIONAL HOLDINGS LTD.

By:	/S/ JOHN M. ROTH
Name:	John M. Roth
Title:	Vice President

FS EQUITY PARTNERS IV, L.P.

By:	FS Capital Partners LLC,
its General Partner

By:	/S/ JOHN M. ROTH
Name:	John M. Roth
Title:	Managing Member

FS CAPITAL PARTNERS LLC

By:	/S/ JOHN M. ROTH
Name:	John M. Roth
Title:	Managing Member

/S/ JOHN M. ROTH John M. Roth